Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Annual Report constituting a part of this Form 1-K, as it may be amended, of our Independent Auditor’s Report dated March 27, 2017 relating to the balance sheets of UNATION, LLC as of December 31, 2016, and the related statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements. Additionally, we consent to use of our Independent Auditor’s Report dated April 30, 2016 relating to the balance sheets of UNATION, LLC as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ Kristina Helferty, CPA

Clearwater, FL

April 25, 2017

13575 58th Street N, Clearwater, FL 33760 * (727) 310-2000 * Fax (727) 310-2001